Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143755

Prospectus Supplement No. 8
(to Prospectus dated December 10, 2007)

CLEVELAND BIOLABS, INC.
5,514,999 Shares

This Prospectus Supplement No. 8 supplements and amends the prospectus dated December 10, 2007 (the “Prospectus”) relating to the offer and sale of up to 5,514,999 shares of our common stock which may be offered from time to time by the selling stockholders identified in the Prospectus for their own accounts. This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with the original Prospectus.

This Prospectus Supplement No. 8 includes the attached Form 8-K of Cleveland BioLabs, Inc. dated October 24, 2008, as filed by us with the Securities and Exchange Commission.

This Prospectus Supplement No. 8 modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement No. 8. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement No. 8 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is October 24, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported: October 22, 2008

CLEVELAND BIOLABS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32954	20-0077155
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

73 High Street, Buffalo, New York 14203
(Address of principal executive offices)

Registrant’s telephone number, including area code: (716) 849-6810

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 22, 2008, Cleveland BioLabs, Inc. (the “Company”) received a notice from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) stating that for 10 consecutive trading days the market value of the Company’s common stock had been below $50 million, the minimum level required for continued listing on The NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(b)(1)(A). The notice further stated that the Company is also not in compliance with an alternative test set forth in NASDAQ Marketplace Rule 4450(b)(1)(B), which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. This notice has no immediate effect on the listing of the Company’s common stock on The NASDAQ Global Market.

In accordance with NASDAQ Marketplace Rule 4450(e)(4), the Company will be provided a period of 30 calendar days, or until November 21, 2008, to regain compliance. If at any time before November 21, 2008, the market value of the Company’s common stock is $50 million or more for a minimum of 10 consecutive business days, the Staff will determine if the Company complies with Marketplace Rule 4450(b)(1)(A). Alternatively, the Company may apply to transfer the listing of its common stock to The NASDAQ Capital Market. In order to transfer, the Company must satisfy the continued inclusion requirements for that market.

A copy of the press release announcing the Company’s receipt of the notice from The NASDAQ Stock Market is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit
99.1	Press Release dated October 24, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEVELAND BIOLABS, INC.

Date: October 24, 2008	By:	/s/ Michael Fonstein
Michael Fonstein
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release dated October 24, 2008.

FOR IMMEDIATE RELEASE

Cleveland Biolabs Receives Letter from NASDAQ Citing Non-Compliance with Global Market Listing Requirements

Pending Review, May Apply for Transfer to NASDAQ Capital Market

Buffalo, NY — October 24, 2008 - Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that on October 22, 2008, the Company received a letter from The NASDAQ Stock Market notifying the Company that it had ceased to remain in compliance with Marketplace Rule 4450(b)(1) which requires that the Company maintain either (a) a market value of listed securities in excess of $50 million or (b) total assets and total revenues of at least $50 million in the last fiscal year or two of the past three fiscal years. The Company will be provided 30 calendar days to regain compliance, or alternatively may apply for transfer of its listing to The NASDAQ Capital Market.

This notification has no effect on the listing of the Company's common stock during the 30-day period or during evaluation of any potential application to transfer listing and it will continue to trade on The NASDAQ Global Market under the symbol CBLI.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses. The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com